Exhibit 10.1

DISCRETIONARY BONUS FOR CHIEF EXECUTIVE OFFICER

The following is a description of a discretionary bonus to be paid to the Chief Executive Officer of ITEX Corporation in accordance with his compensation agreement.  This description is provided pursuant to Paragraph 10(ii) to Item 601 of Regulation S-B, requiring a written description of a compensatory arrangement when no formal document contains the compensation information.

Under his current compensation agreement, Mr. White is entitled to an annual base salary of $124,800 for serving as Chief Executive Officer.  Mr. White currently is not compensated for his services as ITEX’s interim CFO.  Mr. White has declined at this time increases to his base salary, electing performance-based incentives tied to the business interests and achievement of strategic goals of the Company.  The Compensation Committee, in its discretion, may periodically award cash or stock bonuses on a recurring or nonrecurring basis in amounts that are determined by the Compensation Committee, taking into account factors used to determine the CEO’s base compensation, the achievement of performance goals to be determined by the Compensation Committee, and any other factors the Compensation Committee determines to be relevant.  Mr. White is also eligible to participate in any benefit programs applicable to eligible employees generally that are adopted by the Board of Directors.

On January 27, 2005, the Compensation Committee awarded Steven White a discretionary cash bonus of $50,000.  This bonus was in recognition of Mr. White’s direct involvement in ITEX achieving and maintaining profitable operations, strengthening its financial condition and improving its business model and strategic plan.